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                            SCHEDULE 14A INFORMATION
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Press Release


                   STEARNS & LEHMAN SIGNS DEFINITIVE AGREEMENT
                                 TO BE ACQUIRED

MANSFIELD, OHIO, JANUARY 6, 2002 Stearns & Lehman, Inc. (NASDAQ: SLHN), a leading producer and marketer of flavored syrups, including coffee and espresso flavorings, and Kerry Group plc (Kerry), a major international food ingredients and consumer foods corporation, announced today that Kerry has entered into a definitive agreement to acquire Stearns & Lehman. Under the terms of the agreement, unanimously approved by the Board of Directors of each company, shareholders of Stearns & Lehman will receive cash in the aggregate amount of $26 million, subject to adjustment for, among other things, bank debt, other specified liabilities and transaction costs. It is currently estimated shareholders will receive not less than $7.36 per share. Stearns & Lehman will become a wholly owned subsidiary of Kerry.

The deal is subject to the approval of two-thirds of Stearns and Lehman's shareholders.

Stearns & Lehman, Inc. is engaged in the business of developing, manufacturing and marketing flavored syrups, including coffee and espresso flavorings, oils and toppings, extracts, flavorings, dressings, specialty sugars and specialty frozen beverage products. The Company's customer list includes a number of America's top specialty coffee retailers and restaurants. Stearns & Lehman sells its products throughout the United States and in over 16 foreign countries, including Australia, Bermuda, Canada, China, Dominican Republic, Egypt, Iceland, Ireland, Israel, Japan, Malaysia, Mexico, New Zealand, Norway, Saudi Arabia, Singapore, United Arab Emirates and United Kingdom.

Kerry Group is major international food ingredients, flavors and consumer foods corporation with current annualized sales in excess of US $3 billion. In ingredients markets Kerry's core technologies and global resources in cheese and dairy flavorings, coating systems, sweet flavorings and specialty lipid systems provide innovative, practical product solutions to food manufacturers and foodservice companies in over 80 countries. In the financial year ended 31 December 2000, 27% of total Group sales originated in American markets.

INVESTORS ARE URGED TO READ THE PROXY STATEMENT FOR THE MERGER WHEN IT IS AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. After they have been filed, you may obtain these documents free of charge at the website maintained by the SEC at http://www.sec.gov. In addition, you may obtain these documents and the SEC filings that are incorporated by reference into these documents free of charge by making your request to the respective contacts listed at the beginning of this news release.

Except for the historical information herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations that are subject to risks and uncertainties that may cause actual results to differ materially. The uncertainties and risks include, but are not limited to: failure of the proposed transaction to close due to the failure to obtain regulatory or other approvals and failure of Stearns & Lehman's shareholders to approve the transaction. In addition, risks detailed in Stearns & Lehman's period reports filed with the Securities and Exchange Commission and other unexpected events could result in increased bank debt and/or increased cash expenditures, either of which would reduce the amount estimated to be received by shareholders in the merger. Difficulties and delays in obtaining regulatory or other approvals could increase deal costs, which would also reduce the amount estimated to be received by shareholders in the merger. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent of obligation to update these forward-looking statements.